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Exhibit 99.1

SURGE GLOBAL ENERGY, INC. STRENGTHENS MANAGEMENT TEAM WITH NEW EXECUTIVE TEAM (FRED KELLY-CEO, DAVID PEREZ-COO AND E. JAMIE SCHLOSS- CFO)

Thursday , December 9, 2004

SAN DIEGO, California - (BUSINESS WIRE --December 9, 2004 -- Surge Global Energy, Inc. (OTCBB:SRGG - News) is pleased to announce that it has appointed Fred W. Kelly as CEO, David Perez as COO and E. Jamie Schloss as acting CFO to strengthen it's new management team.

Leading the new executive team is Mr. Fred W. Kelly, Chief Executive Office and Director who has over 45 years of experience in the oil and gas business in North America, North Africa and South East Asia. He has a B.Sc. in Petroleum Engineering from the University of Oklahoma. His drilling and production experience began in Western Canada with Richfield Oil Corporation in 1959 through 1966. Mr. Kelly spent one year marketing and interpreting open hole logging services with Perforating Guns of Canada. From 1967 to 1970 he led ESSO Libya as a senior engineer in drilling, production, and gas supply for an LNG plant. In 1970 he began a 20 year career with Samedan Oil of Canada, a subsidiary of Noble Affiliates of Ardmore, Oklahoma; between 1970 and 1983 he progressed from Senior Operations engineer to Vice President and Canadian Division Manager; in 1983 he was promoted to Samedan's corporate office in Oklahoma as Vice President of Operations responsible for operations of North American onshore, Gulf of Mexico offshore, and foreign interests in Tunisia, Australia, Indonesia, and Equatorial Guinea in Africa. In 1990, he retired from Samedan and returned to Calgary, Canada as Vice President of Operations for NAL Resources a company engaged in the acquisition and exploitation of oil and gas properties in Alberta, Saskatchewan, and Lake Erie, Ontario. Since his retirement from NAL in 2002 he was an independent oil and gas consultant.


"We are delighted to have Mr. Kelly leading our company in what we believe is now the right time for us to can execute the major overseas and domestic oil drilling and exploration projects we have plan on commencing next quarter," stated Surge's Chairman, David Perez. "His experience in building oil and gas companies from the ground-up into multi-billion dollar entities, as well as surrounding himself with a premier executive management team that compliments our business strategy I believe will have a major impact on the execution of our business plan.


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Reporting to Mr. Kelly as Chief Operating Officer is Mr. David Perez, who is
also a Director and Chairman of the Board who has over 23 years of entrepreneurial and executive management experience. In 1986, Mr. Perez was the President and cofounder of Cellular Solutions Ltd., a wireless software development company. In 1990, Cellular Solutions Ltd. was sold to TeleSciences Inc., and Mr. Perez remained President of Cellular Solutions. From 1990 to 1992 Mr. Perez ran the TeleSciences wireless billing and operation support systems group. From 1992 to 1995, Mr. Perez provided consulting services for business development, customer acquisition and operational support systems for TeleSciences and other large telephone and cable TV operators. In 1994, Mr. Perez founded and became CEO of COM2001 Corporation, also known as alexis communications, inc., a developer of unified communications software for Application Service Providers (ASPs) and small- to large-scale enterprises. He continued in various executive positions at COM2001/alexis communications until 2001. Since 2001, Mr. Perez has been providing business development and private equity consulting services to venture capital groups and investment banks. Since October 2003, Mr. Perez has also been providing consulting services to companies engaged in mining, oil and gas exploration.

"I am very pleased with my new executive team and dynamic group of world-class Geologists that Surge Global Energy has been able to attract," stated Mr. Kelly. "Their continued support in executing our existing oil and gas projects along with providing me with a solid foundation to exploit key oil reserves in North America will certainly benefit Surge."

Reporting to Mr. Kelly as acting Chief Financial Officer is Mr. E. Jamie Schloss, who is also on the Board of Directors. Mr. Schloss was an investor in oil & gas drilling ventures for 10 years from 1980 to 1990 and the founder, President and CFO of Castle Rock Resources, Inc., an oil & gas exploration and drilling company. Castle Rock participated in the drilling of more than 25 wells in Texas, New Mexico, and Louisiana from 1990 to 1995 through joint venture partnerships. In June, 1995, Castle Rock and partners sold seven wells in the Townsend (Sublime) Field in south Texas to Weeks Exploration Company for $16,000,000 in total. 1966-1990. Mr. Schloss was also an executive and officer of several entertainment industry firms including MCA, Inc., Warner Bros. Television Distribution, Western-World Television, and Hal Roach Studios. Mr. Schloss was Controller and Treasurer of The Polly Bergen Company a public company from 1970 to 1972. Mr. Schloss was Controller of Hal Roach Studies, Inc., a public company from 1985 to 1986. Mr. Schloss is the founder of Castle Rock Resources, Inc. and currently active in oil and gas exploration. Mr. Schloss holds a Juris Doctor and was a Certified Public Accountant in California and New Jersey.

Surge Global Energy, Inc. with headquarters in San Diego, California is an oil and gas exploration and development company which holds working interests in prospects in Argentina and rights of first refusal for prospects in West Texas. Additionally, Surge has established an operational base in Calgary where it is actively pursuing oil and gas opportunities in the Western Canadian Sedimentary Basin. Visit, WWW.SURGEGLOBALENERGY.COM for more information on the Company.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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CONTACT:
Surge Global Energy Inc.
David Perez 1.858.704.5010 or david@surgeglobalenergy.com


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